Exhibit 10.1

December 18, 2022

Edify Acquisition Corp.
888 Seventh Avenue, Floor 29

New York, NY 10106

RE: Amended and Restated Letter Agreement

This letter (this “Letter Agreement”) is being delivered in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Edify Acquisition Corp., a Delaware corporation (“Buyer”), Edify Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of Buyer (“Merger Sub”), and Unique Logistics International, Inc., a Nevada corporation (the “Company”), and hereby amends and restates in its entirety that certain letter, dated January 15, 2021 (the “Prior Letter Agreement”), by and among Buyer and the members of Buyer’s board of directors and/or management team as are party thereto (the “Insiders”). Certain capitalized terms used herein are defined in Section 5(d).

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Colbeck Edify Holdings, LLC (the “Sponsor”) hereby agree as follows:

1.	Sponsor Shares. The Sponsor represents and warrants that it holds 6,900,000 shares (the “Sponsor Shares”) of the issued and outstanding shares of Class B Common Stock, par value $0.0001 per share, of Buyer (the “Buyer Class B Common Stock”), as of the date of this Letter Agreement. As of the date hereof, there are 6,900,000 shares of Buyer Class B Common Stock issued and outstanding.

2.	Voting Obligations. During the Interim Period, the Sponsor, in its capacity as a holder of Buyer Class B Common Stock, agrees irrevocably and unconditionally that, at the Special Meeting or at any other meeting of the stockholders of Buyer (whether annual or special and whether or not an adjourned or postponed meeting, however called, and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of Buyer it shall, and shall cause any holder of record of the Sponsor to:

a.	when any such meeting is held, appear at such meeting or otherwise cause the Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any such meeting (or cause any such consent to be duly and promptly executed and delivered with respect to), all of the Sponsor Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide such consent) in favor of each of the Buyer Stockholder Matters and the Extension Proposals, if applicable, and any other matters necessary or reasonably requested by Buyer for consummation of the Transactions; and

c.	vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any such meeting (or cause any such consent to be duly and promptly executed and delivered with respect to), all of the Sponsor Shares against any proposal that would (i) impede, interfere, frustrate, prevent with or delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions, (ii) result in a breach of any representation, warranty, covenant or other obligation or agreement of Buyer under the Merger Agreement or any other Transaction Agreement or result in a breach of any representation, warranty, covenant or other obligation or agreement of the Sponsor under this Letter Agreement or (iii) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Buyer, other than, in each case, pursuant to the Merger Agreement or the Buyer Stockholder Matters.

The obligations of the Sponsor pursuant to this Section 2 shall apply whether or not the board of directors or other governing body of Buyer, or any committee, subcommittee or subgroup thereof, recommends each of the Buyer Stockholder Matters and the Extension Proposals, if applicable, or any other matters necessary or advisable for consummation of the Transactions, and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Buyer Board Transaction Recommendation or the Buyer Board Extension Recommendation, if applicable.

3.	Waiver of Certain Rights. During the Interim Period and subject to the satisfaction or waiver of each of the conditions to Closing set forth in Article X of the Merger Agreement, effective immediately prior to the Closing:

a.	the Sponsor hereby irrevocably and unconditionally agrees not to (i) demand that Buyer redeem its Sponsor Shares in connection with the Transactions or the Extension, if applicable, or (ii) otherwise participate in any such redemption by tendering or submitting any of its Sponsor Shares for redemption; and

b.	the Sponsor hereby waives, in accordance with Section 4.3(b)(ii) of the certificate of incorporation of Buyer (as may be amended from time to time, the “Buyer Charter”) and on behalf of all holders of Buyer Class B Common Stock, any and all rights that any holder of Buyer Class B Common Stock has or will have under Section 4.3(b)(ii) of the Buyer Charter to receive, with respect to each share of Buyer Class B Common Stock held by such Persons, more than one (1) share of Class A Common Stock, par value $0.0001 per share, of Buyer (the “Buyer Class A Common Stock”), upon automatic conversion of such shares of Buyer Class B Common Stock in accordance with the Buyer Charter in connection with the Closing. Without limitation of the foregoing, upon the Closing, the Sponsor hereby acknowledges and agrees that pursuant to Section 4.3(b)(i) of the Buyer Charter, each share of Buyer Class B Common Stock shall automatically convert into one (1) share of Buyer Class A Common Stock.

4.	Forfeiture of Sponsor Shares. Upon and subject to the Closing, and immediately following the automatic conversion of the Buyer Class B Common Stock into Buyer Class A Common Stock, 1,713,139 shares of Buyer Class A Common Stock owned by the Sponsor shall be automatically forfeited to Buyer, without any further action by any Person, and shall be cancelled and retired, and the Sponsor shall not have any rights with respect thereto.

5.	Sponsor Lock-Up Period.

a.	The Sponsor agrees that it shall not Transfer any Sponsor Shares (or shares of Buyer Common Stock issuable upon conversion thereof) until the earlier of (A) one year following the Closing Date or (B) following the Closing, (x) if the Buyer Closing Share Price of the Buyer Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 consecutive Trading Days beginning at least 150 days after the Closing Date, or (y) the date on which Buyer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Buyer’s stockholders having the right to exchange their shares of Buyer Common Stock for cash, securities or other property (the “Sponsor Lock-Up Period”).

b.	The Sponsor agrees that it shall not Transfer any Private Placement Warrants (or shares of Buyer Class A Common Stock underlying such Private Placement Warrants) until 30 days after the Closing Date. For the avoidance of doubt, any shares of Buyer Class A Common Stock received upon exercise of the Private Placement Warrants shall not be subject to Section 5(a).

c.	Notwithstanding the provisions set forth in Sections 5(a) and (b), Transfers of the Sponsor Shares, the Private Placement Warrants and the shares of Buyer Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Sponsor Shares and that are held by the Sponsor or any of its permitted transferees (that have complied with this Section 5(c)), are permitted (i) to Buyer’s officers or directors, any affiliate or family member of any of Buyer’s officers or directors, any affiliate of the Sponsor or any member of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the Closing at prices no greater than the price at which the Sponsor Shares, shares of Buyer Common Stock or Private Placement Warrants were originally purchased; (vi) in the event of Buyer’s liquidation prior to the completion of an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Buyer and one or more businesses; or (vii) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (i) through (v) or (vii), any such permitted transferees must enter into a written agreement with Buyer.

d.	As used herein, (i) “Private Placement Warrants” shall mean the Buyer Warrants to purchase up to 5,640,000 shares of Buyer Common Stock that the Sponsor and certain qualified institutional buyers or institutional accredited investors purchased simultaneously with the consummation of the initial public offering of Buyer; and (ii) “Transfer” shall mean the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

6.	Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants as follows:

a.	Sponsor is a limited liability company duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

b.	The Sponsor has the requisite limited liability company or other similar power and authority to execute and deliver this Letter Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Letter Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Sponsor. This Letter Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid, legal and binding agreement of the Sponsor, enforceable against the Sponsor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity.

c.	The Sponsor is the record owner of the Sponsor Shares and has valid, good and marketable title to the Sponsor Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

d.	None of the execution or delivery of this Letter Agreement by the Sponsor, the performance by the Sponsor of any of its covenants, agreements or obligations under this Letter Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Letter Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Sponsor’s organizational documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Sponsor is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Sponsor or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Sponsor Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

e.	There is no Action pending or, to the Sponsor’s knowledge, threatened against the Sponsor that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Letter Agreement in any material respect.

f.	The Sponsor, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the Transactions contemplated by the Merger Agreement and (ii) he, she or it has been furnished with or given access to such documents and information about the Company and its respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Letter Agreement and the transactions contemplated hereby.

7.	Third-Party Beneficiaries. The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if it was a party hereto. This Letter Agreement may not be amended without the consent of the Company.

8.	Entire Agreement. This Letter Agreement, together with the Merger Agreement and any other Transaction Agreement to the extent referenced herein and the other agreements entered into by the Sponsor in connection with the initial public offering of Buyer constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof, including, without limitation, with respect to the Insiders and the Prior Letter Agreement.

9.	Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and the Company, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

10.	Interpretation. This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Letter Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Sections 12.01 (Waiver), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.10 (Amendment), 12.11 (Severability), 12.12 (Jurisdiction; Waiver of Trial by Jury) and 12.13 (Enforcement) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

11.	Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with (a) notices to Buyer being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to the Sponsor being sent to:

Colbeck Edify Holdings, LLC
888 Seventh Avenue, Floor 29
New York, NY 10106
Attention: Morris Beyda, Chief Operating Officer

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Eoghan Keenan

Email: eoghan.keenan@weil.com

12.	Termination. This Letter Agreement shall terminate on the earlier of (i) the valid termination of the Merger Agreement (in which case this Letter Agreement shall be of no force or effect and shall revert to the Prior Letter Agreement) and (ii) the expiration of the Sponsor Lock-Up Period; provided, that no such termination (including one that results in a reversion to the Prior Letter Agreement under clause (i)) shall relieve any party hereto from any liability resulting from its pre-termination breach of this Letter Agreement.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

COLBECK EDIFY HOLDINGS, LLC

By:	/s/ Morris Beyda
Name:	Morris Beyda
Title:	Chief Operating Officer

DIRECTORS AND OFFICERS OF BUYER:

/s/ Ari Horowitz
Ari Horowitz

/s/ Morris Beyda
Morris Beyda

/s/ Susan Wolford
Susan Wolford

/s/ Jason Beckman
Jason Beckman

/s/ Jason Colodne
Jason Colodne

/s/ Rosamund Else-Mitchell
Rosamund Else-Mitchell

/s/ Ronald H. Schlosser
Ronald H. Schlosser

[Signature Page to Letter Agreement]

Acknowledged and agreed as of the date of this Letter Agreement:

EDIFY ACQUISITION CORP.

By:	/s/ Morris Beyda
Name:	Morris Beyda
Title:	Chief Financial Officer

[Signature Page to Letter Agreement]

Acknowledged and agreed as intended third party beneficiary as of the date of this Letter Agreement:

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:	/s/ Sunandan Ray
Name:	Sunandan Ray
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]